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                                                                     EXHIBIT 5.1



                       OPINION OF GREENBERG TRAURIG, P.A.

March 10, 2003

Terremark Worldwide, Inc.
2601 S. Bayshore Drive
Miami, Florida  33133


Ladies and Gentlemen:

         We have acted as counsel for Terremark Worldwide, Inc., a Delaware corporation (the "Company") in connection with the Company's Registration Statement on Form S-3/A (the "Registration Statement") being filed by the Company under the Securities Act of 1933, as amended, with respect to 29,644,417 shares of the Company's common stock, par value $.001 per share (the "Common Stock"), issued to the selling stockholders (the "Selling Stockholders"), 21,757,308 of which are issued are outstanding (the "Shares") and 7,887,109 of which may be issued as a result of the conversion of debentures or the exercise of warrants (the "Additional Shares").

         In connection with the preparation of the Registration Statement and this opinion letter, we have examined, considered and relied upon the following documents (collectively, the "Documents"): (1) the Company's restated certificate of incorporation, as filed with the Secretary of State of the State of Delaware, (2) the Company's restated bylaws, (3) resolutions of the board of directors of the Company, and (4) such other documents and matters of law as we have considered necessary or appropriate for the expression of the opinions contained herein.

         In rendering the opinions set forth below, we have assumed without investigation the genuineness of all signatures and the authenticity of all Documents submitted to us as originals, the conformity to authentic original documents of all Documents submitted to us as copies, and the veracity of the Documents. As to questions of fact material to the opinions hereinafter expressed, we have relied upon the representations and warranties of the Company made in the Documents.

         Based solely upon and subject to the Documents, and subject to the qualifications set forth below, we are of the opinion that (1) the Shares to be sold by the Selling Stockholders pursuant to the Registration Statement have been duly authorized, fully paid and nonassessable and (2) the Additional Shares have been duly authorized and, when issued in accordance with their terms, will be fully paid and nonassessable.

         Our opinion expressed above is limited to the General Corporation Law of the State of Delaware. Our opinion is rendered only with respect to laws, and the rules, regulations and orders thereunder, which are currently in effect.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption "Legal Matters" in the prospectus contained in the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

                                            Very truly yours,
                                            GREENBERG TRAURIG, P.A.


                                            Paul Berkowitz